CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 29, 2012 with respect to the financial statements and financial highlights of the Bruce Fund appearing in the June 30, 2012 Annual Report to Shareholders on Form N-CSR, which is incorporated by reference in this Post-Effective Amendment No. 38 to Registration Statement No. 002-27183 on Form N-1A (the Registration Statement). We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Financial Highlights” in the Prospectus and under the captions, “Disclosure of Portfolio Holdings,” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ GRANT THORNTON LLP

Chicago, Illinois

October 29, 2012